Exhibit 99.1

FOR IMMEDIATE RELEASE:

TIME INC. TO MOVE CORPORATE HEADQUARTERS TO BROOKFIELD PLACE IN LOWER MANHATTAN

Media Company Plans to occupy 700,000 square feet by late 2015

New York’s Empire State Development Office Provides Incentive Package

NEW YORK, NY (May 22, 2014)—Time Inc. said it would relocate its headquarters to Brookfield Place in lower Manhattan in late 2015. The media company said it had signed a long-term lease enabling it to occupy six floors and 700,000 square feet of office space at 225 Liberty Street.

The company’s headquarters have been located in the Time & Life Building at 1271 Avenue of the Americas at 50th Street since 1959.

Time Inc.’s announcement precedes its planned spinoff from Time Warner Inc., now scheduled for June 6: “This is a very important move for Time Inc. as we become an independent company,” said Joe Ripp, Chairman and Chief Executive Officer. “We spent months evaluating competing sites in New York and New Jersey. In the end, we were persuaded that the downtown Manhattan location, Brookfield Office Properties’ plans for Brookfield Place and the incentive package we received from Governor Andrew Cuomo and Empire State Development drove our decision to stay in New York City,” he said.

“Lower Manhattan has become a new destination for creative businesses,” Ripp added. “We have ambitious plans for a modern, open workspace that will be designed to foster a greater sense of community and collaboration across the company, and it will deliver significant cost savings.”

“Time Inc.’s decision to remain in New York City and locate in Lower Manhattan is the latest sign of the economic revitalization and resurgence that we have helped create downtown,” said Empire State Development President, CEO & Commissioner Kenneth Adams. “There is no better place for a premier media company to do business than in New York City—the media and creative capital of the world—and we are proud of our efforts to keep Time Inc. right where they belong, in the Empire State.”

As part of a $250 million renovation, Brookfield Place is transforming its waterfront retail and public space into a world-class shopping and dining experience with a European marketplace, chef-driven restaurants, lifestyle amenities and a variety of outdoor events. Time Inc. will join new corporate tenants including the Institute of Culinary Education and the global law firm Jones Day among others.

“Time Inc. joins the growing list of highly regarded media, publishing and creative companies relocating downtown to reap the benefits of operating in the area,” said Dennis Friedrich, Chief Executive Officer of Brookfield Office Properties. “The neighborhood’s alluring mix of restaurants, retail, culture and transportation access is a driving factor for this downtown migration and the waterfront setting of Brookfield Place is unrivaled in New York City.”

Time Inc. was represented in lease negotiations by Mitch Steir, Michael Colacino, Matthew Barlow and Howard Nottingham of Studley. Brookfield was represented in-house by Jerry Larkin, David Cheikin and Alex Liscio.

About Time Inc.

Time Inc. is one of the largest branded media companies in the world reaching more than 130 million consumers each month across multiple platforms. With influential brands such as TIME, PEOPLE, SPORTS ILLUSTRATED, InStyle, REAL SIMPLE, Wallpaper, Travel + Leisure and Food & Wine, Time Inc. is home to celebrated events and franchises including the FORTUNE 500, TIME 100, PEOPLE’s Sexiest Man Alive, SPORTS ILLUSTRATED’s Sportsman of the Year, the Food & Wine Classic in Aspen and the ESSENCE Festival.

About Empire State Development

Empire State Development (ESD) is New York’s chief economic development agency. The mission of Empire State Development is to promote a vigorous and growing economy, encourage the creation of new job and economic opportunities, increase revenues to the State and its municipalities, and achieve stable and diversified local economies. Through the use of loans, grants, tax credits and other forms of financial assistance, Empire State Development strives to enhance private business investment and growth to spur job creation and support prosperous communities across New York State.

About Brookfield Office Properties

Brookfield Office Properties owns, develops and manages premier office properties in the United States, Canada, Australia and the United Kingdom. Its portfolio is comprised of interests in 113 properties totaling 88 million square feet in the downtown cores of New York, Washington, D.C., Houston, Los Angeles, Toronto, Calgary, Ottawa, London, Sydney, Melbourne and Perth, making Brookfield the global leader in the ownership and management of office assets. Landmark properties include Brookfield Places in Manhattan, Toronto and Perth, Bank of America Plaza in Los Angeles, Bankers Hall in Calgary and Darling Park in Sydney. The company’s common shares trade on the NYSE and TSX under the symbol BPO. For more information, visit www.brookfieldofficeproperties.com.

Contact:

Teri Everett, teri.everett@timeinc.com, 212-522-5613